EXHIBIT 10.1

26th September, 2014

USmart Mobile Device Inc. (the “Seller”) - and -	(1)
Targa Electronics Company Limited (the “Buyer”)	(2)

SHARE SALE AGREEMENT

relating to ACL International Holdings Limited

SHARE SALE AGREEMENT

THIS AGREEMENT is made the 26th day of September 2014

BETWEEN:

(1)	USmart Mobile Device Inc., a company registered in Delaware, United States of America, whose registered office is at Room 1701, 17/F., Tower 1, Enterprise Square, 9 Sheung Yuet Road, Kowloon Bay, Kowloon, Hong Kong> (the “Seller”); and

(2)	Targa Electronics Company Limited, a company incorporated in Hong Kong with Company No. 1414850 whose registered office is at Unit D, 9/F, Tower E, The Grandville Lok Kwai Road, Fo Tan, Sha Tin, N.T., Hong Kong (the “Buyer”).

WHEREAS:

(A)	The Seller was the holder of 1 ordinary shares of HKD1.00 each (the “Sale Shares”) in the share capital of ACL International Holdings Limited, a company incorporated under the laws of Hong Kong with registered number 1540016 whose registered office is at Room 1701,17/F., Tower1, Enterprise Square,9 Sheung Yuet Road, Kowloon Bay, Kowloon, Hong Kong (the “Company”).

(B)	The Seller agreed to sell the Sale Shares to the Buyer and the Buyer agreed to purchase the Sale Shares from the Seller in accordance with the terms of this Agreement. Completion took place on 30 September 2014.

IT IS AGREED:

1.	EFFECTIVE DATE

This Agreement shall be deemed to have come into effect on 26th September 2014.

2.	SALE AND PURCHASE

The Seller as beneficial owner shall sell and the Buyer shall purchase the Sale Shares, on and subject to the terms and conditions of this Agreement and free from any Encumbrances (as defined below) and with all rights now and hereafter attaching to the Sale Shares including the right to all dividends declared, made or paid in respect of the Sale Shares.

“Encumbrances” shall mean in this Agreement:

“a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or any other type of preferential arrangement (including, without limitation, at title transfer or retention arrangement) having similar effect, and any agreement or obligation to create or grant any of the aforesaid”.

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Share Sale Agreement

3.	PRICE AND PAYMENT

3.1	The purchase price payable by the Buyer to the Seller shall be not less than the net value of the Sale Shares as at the Completion date (as defined below), would be HKD1,000.00 (the “Net Value”).

3.2	The Buyer shall remit HKD1,000.00 ( the “Payment Amount”) to the Seller which it did on 30 September 2014 , the receipt of which is hereby acknowledged by the Seller.

3.34	For the avoidance of doubt, the Seller hereby acknowledges, declares, confirms and agrees that (i) the Net Value is a fair and reasonable value in all the circumstances of this case and exceeds the price that the Seller could have obtained if it had sold the Sale Shares on the open market at the time of this Agreement and (ii) the auditors of the Company acted independently in providing their confirmation of the Net Value.

4.	COMPLETION

4.1	The transfer of the Sale Shares pursuant to this Agreement shall be deemed to have completed on the Effective Date (the “Completion Date”).

4.2	On Completion:

(1)	the Seller shall cause to be delivered to the Buyer the duly executed instrument of transfer of the Sale Shares in favour of the Buyer or as it directs, together with the relevant share certificate(s) and duly completed and executed sold note and a cheque made payable to the Government of HKSAR for the estimated amount of stamp duty on the sold note.

(2)	the Buyer shall procure that the Payment Amount will be remitted to the bank account designated by the Seller in writing within five (5) Business Days after the Completion.

(3)	The parties shall procure that the transfer of the Sale Shares to the Buyer and registration thereof shall be (subject to stamping) approved by the board of directors of the Company forthwith.

5.	WARRANTY

5.1	The Seller warrants that it is the beneficial owner of the Sale Shares free from any Encumbrances.

6.	ENTIRE AGREEMENT

6.1	This Agreement (together with any documents described in or expressed to be entered into in connection with it) constitutes the entire agreement between the parties in relation to the transactions which are the subject of this Agreement, and supersedes any previous agreement between the parties in relation to such transactions and the Buyer acknowledges that it is not relying on any representation not expressly repeated in this Agreement.

6.2	No variation of any of the provisions of this Agreement shall be effective unless made or confirmed in writing and signed by or on behalf of each of the parties.

7.	GENERAL PROVISIONS

7.1	The provisions of this Agreement, insofar as the same shall not have been performed at Completion, shall remain in full force and effect despite Completion.

7.2	The parties intend the provisions of this Agreement shall be enforced to the fullest extent permissible. If any provision shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless remain enforceable.

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Share Sale Agreement

7.3	All and any stamp duty payable on the instrument(s) of transfer and Bought and Sold Notes relative to the purchase of the Sale Shares shall be borne by the Seller and the Buyer in equal share. The Buyer shall be responsible for the presentation of the contract notes and instrument(s) of transfer to the stamp duty authorities within the prescribed period for stamping and shall bear any sums payable for late presentation.

7.4	This Agreement may be executed in any number of counterparts, and any party may execute any number of counterparts, all of which shall together constitute a single instrument.

7.5	Each party shall bear its own legal costs and all expenses incurred by it or on its behalf in connection with the negotiation, preparation, execution or completion of this Agreement.

8.	FURTHER ASSURANCE

The Seller shall execute such further document and perform and acts as the Buyer may require effectively to vest the beneficial and registered ownership of the Sale Shares in the Buyer or its nominee(s) free from any Encumbrances and to give full effect to the transfer of the Sale Shares to the Buyer as contemplated under this Agreement.

9.	Governing Law and jurisdiction

This Agreement (together with all documents referred to in it) shall be governed by and construed and take effect in accordance with the laws of Hong Kong (which each of the parties considers to be suitable to govern the international commercial transactions contemplated by the agreement). Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong for the determination of any question, dispute, suit, action or proceedings arising out of or in connection with this Agreement.

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Share Sale Agreement

execution page

IN WITNESS whereof, the parties hereto have duly executed this Agreement the day and year first above written.

SIGNED SEALED and DELIVERED by USmart Mobile Device Inc. in the presence of :-	) ) )	/s/ USmart Mobile Device Inc.

SIGNED SEALED and DELIVERED by Targa Electronics Company Limited in the presence of :-	) ) )	/s/ Targa Electronics Company Limited.

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